As filed with the Securities and Exchange Commission on March 2, 2022

Registration No. 333-251096
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________
INTUIT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0034661 (I.R.S. Employer Identification No.)
2700 Coast Avenue
Mountain View, California 94043
(650) 944-6000
(Address of Principal Executive Offices, including Zip Code, and telephone number, including area code)
CREDIT KARMA, INC. 2015 EQUITY INCENTIVE PLAN
INTUIT INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
(Full title of the Plans)
Kerry J. McLean, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
(Name and address of agent for service)
(650) 944-6000
(Telephone number, including area code, of agent for service)
________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer □
Non-accelerated filer □	Smaller reporting company □
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE
Intuit Inc. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on December 3, 2020 (Registration No. 333-251096) (the “Registration Statement”), the offer and sale of up to 4,298,127 shares of our Common Stock, par value $0.01 per share (“Common Stock”), under the Credit Karma, Inc. 2015 Equity Incentive Plan (as amended, the “Credit Karma Plan”).
The Compensation and Organizational Development Committee of our Board of Directors approved the Amended and Restated 2005 Equity Incentive Plan (the “Restated 2005 Plan”) on October 20, 2021 and such plan was subsequently approved by our stockholders on January 20, 2022. Pursuant to the terms of the Restated 2005 Plan, the following shares of Common Stock will be issuable under the Restated 2005 Plan per the terms of such plan: (i) any shares of Common Stock that remained available for grant under the Credit Karma Plan as of January 20, 2022; and (ii) any shares of Common Stock subject to outstanding awards under the Credit Karma Plan as of January 20, 2022 that on or after January 20, 2022 are forfeited, expire or are settled in cash or that are tendered or withheld in order to satisfy tax withholding liabilities (other than with respect to stock options or stock appreciation rights) (collectively, the “Transferred Shares”). Pursuant to the undertakings in Item 9 of the Registration Statement, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to provide that such registration statement shall also cover 3,366,512 Transferred Shares.
EXHIBIT INDEX

Exhibit No.	Description
5.2	Opinion of Counsel.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on March 2, 2022.
INTUIT INC.
By:     /s/ MICHELLE M. CLATTERBUCK
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment No. 1 to the Registration Statement in the capacities and on the date(s) indicated.

Principal Executive Officer:
/s/ SASAN K. GOODARZI Sasan K. Goodarzi	Chief Executive Officer and President	March 2, 2022
Principal Financial Officer
/s/ MICHELLE M. CLATTERBUCK Michelle M. Clatterbuck	Executive Vice President and Chief Financial Officer	March 2, 2022
Principal Accounting Officer:
/s/ LAUREN HOTZ Lauren Hotz	Vice President, Chief Accounting Officer	March 2, 2022
Additional Directors:
* Eve Burton	Director	March 2, 2022
* Scott D. Cook	Director	March 2, 2022
* Richard Dalzell	Director	March 2, 2022

* Deborah Liu	Director	March 2, 2022
* Tekedra Mawakana	Director	March 2, 2022
* Suzanne Nora Johnson	Chair of the Board of Directors	March 2, 2022
* Dennis D. Powell	Director	March 2, 2022
* Brad D. Smith	Director	March 2, 2022
* Thomas Szkutak	Director	March 2, 2022
* Raul Vazquez	Director	March 2, 2022
* Jeff Weiner	Director	March 2, 2022

* The undersigned, by signing her name hereto, does hereby execute this Post-Effective Amendment No. 1 to the Registration Statement pursuant to powers of attorney filed as part of the Registration Statement.
By:     /s/ MICHELLE M. CLATTERBUCK
Michelle M. Clatterbuck
Executive Vice President and Chief Financial Officer, by power of attorney